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ADMINISTRATION                                                    EXHIBIT NO. 12

PaineWebber Incorporated
1285 Avenue of the Americas
New York, N.Y.  10019
212 713 2712

Lawrence R Bardfeld
Vice President
Associate General Counsel

                                                                     PAINEWEBBER

April 29, 1986

Regional Bancshares Investment Fund Inc.
1285 Avenue of the Americas
New York, N.Y.  10019

Gentlemen:

Please be advised that the shares valued at $100,000 of Regional Bancshares Investment Fund Inc. which we have today purchased from you were purchased for investment with no present intention of selling such shares, and we do not now have any intention of selling such shares.

Very truly yours,


/s/ Lawrence R. Bardfeld
--------------------------------
Lawrence R. Bardfeld
Vice President